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                                                                    EXHIBIT 99




                          RURBAN FINANCIAL CORPORATION

                            MODERATOR: VALDA COLBART
                                JANUARY 24, 2006
                                  3:00 P.M. CT



Operator:         Good afternoon and welcome, ladies and gentlemen, to the
                  Rurban Financial Corporation fiscal year and fourth quarter
                  2005 earnings conference call and WebCast.

                  At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up for questions and answers after the presentation.

                  I will now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart:    Good afternoon, everyone. I would like to remind you that this conference call is being broadcast over the Internet live and will also be archived and available at our Web site, www.rurbanfinancial.net, until February the 14th, 2006.

                  Joining me on today's call are Ken Joyce, President and CEO; Duane Sinn, CFO and Executive Vice President; Mark Klein, President and CEO of the State Bank and Trust Company; Jeff Sewell, Chairman and CEO of Reliance Financial Services; and Hank Thiemann, President and CEO of Exchange Bank and RFCBC, Inc. We will be available to answer your questions following our WebCast.
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                  But before we get started, I'd like to make our usual Safe
                  Harbor statement and remind everyone that comments made during this conference call regarding Rurban Financial anticipated future performance are forward-looking, and therefore involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions, and other factors set forth in the company's filings with the Securities and Exchange Commission.

                  I will now turn the call over to Ken Joyce, President and CEO. Ken?

Ken Joyce:        Well, thank you, Valda. And welcome to Rurban Financial Corp's fourth quarter WebCast.

                  Thank you for joining us to review 2005, discuss some of the details of the fourth quarter results, and view Rurban's positioning for 2006.

                  For the year, we have reported net income of 673,000, or 15 cents per share. For the quarter, we announced a loss of 344,000, which includes the previously announced actions that resulted in after-tax charges against earnings for this quarter of 745,000. We'll talk about these items in more details in a few minutes. But first, I will recap some of the important events for this past year.

                  Rurban and its banking affiliates were released in February of 2005 from the written agreement entered into in July 2002. The cleanup from the problems behind this written agreement were substantial and lingered through 2005 despite our earlier attempts to put them behind us. We believe that our actions this past quarter should minimize the impact of credit issues going

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                  forward. Following the release of the written agreement, we resumed dividends at a level of five cents per share.

                  We completed the acquisition of two branches in the Lima market in June 2005. Entry to the Lima market is a critical part of our strategy, as the banking franchise needs to have access to larger markets to grow. We are pleased with the progress in Lima, as evidenced by the loan growth from the initial 5.8 million of loans acquired during the acquisition to 15 million at year end. Based on positive monthly trends we've experienced since the acquisition in June, we should reach breakeven in the first quarter and begin a positive contribution to profits by the second quarter of 2006.

                  Obviously, a significant event for Rurban in this past quarter was the acquisition of Exchange Bank, completed at the close of business on December 31st, 2005. This acquisition adds approximately $85 million in assets, bringing the consolidated assets to 530 million at year end. Exchange Bank is operating as a separate subsidiary of Rurban, located in the metropolitan Toledo market.

                  We expect this acquisition to be accretive to Rurban by the second or third quarter of this year. We have an experienced management team in place, and we have been working with Exchange Bank over the last four to five months on a consulting basis. We are well on our way to gaining anticipated cost savings, as the Exchange Bank began on January 1st with 40 staff members, which is down from our 50-plus staff members when we completed our due diligence earlier in 2005.

                  Our data processing subsidiary, RDSI, continues its growth pattern, as it increased revenue by $1.36 million for 2005 over 2004. Net income for this subsidiary was down slightly over 2004 for two reasons. RDSI had benefit in 2004 of about $160,000 of tax credits, which were not repeated in 2005. We anticipated and discussed previously the need to invest in infrastructure and disaster


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                  recovery for RDSI in 2005. And these additional expenses
                  impacted the income statement, plus the normal growth and expenses for a company having this growth rate.

                  We have named a new president at RDSI, John Weimerskirk, while I remain as Chairman and CEO. John has been with the organization for seven years and is a 20-plus-year veteran of NCR. We see continued revenue growth for RDSI in 2006, and its profitability should improve over 2005.

                  We view these as some of the highlights of the year. I'll now discuss some of the underlying trends and one-time events for the year in this past quarter.

                  We've previously announced an earnings charge that was part of our cleanup process, as we take deliberate steps to close the door on the past issues. This charge consisted of two pieces: a problem loan sale and taking additional reserves.

                  We sold 8.4 million of problem loans that were held in our loan workout subsidiary, RFCBC. This sale resulted in a pretax loss of 688,000, after applying associated reserves. In addition, we added reserves at our loan workout subsidiary of 440,000 to ensure coverage for the remaining assets in this subsidiary. These charges after tax resulted in the 745,000 charged earnings that we had previously announced. Following the sale, RFCBC holds $3.7 million of loans and 2.1 million of other real estate owned.

                  In the fourth quarter, we also attempted to recognize professional fees associated with the remaining problem loans and recovery efforts. Although we expect some continued level of these fees, we believe our recoveries will outpace any unanticipated professional fees. We expect professional fees to decline by at least $1 million in 2006 versus 2005. Our progress and asset quality is also apparent as we look at nonperforming assets.

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                  State Bank and Trust has approximately 2.77 million of
                  nonperforming loans. There are 4.4 million of nonperforming assets at our workout company, RFCBC. And we have added 1.7 million from Exchange Bank. Overall, the nonperforming asset percentage to total assets is 1.67, including Exchange Bank. That's down dramatically from 3.71 percent one year ago and should be headed further down this year. We carefully reviewed the Exchange Bank loans and applied our experience to derive the loan loss reserve, and also charged off the loans that were not collectable in our view.

                  We continue to make significant progress at our lead bank, State Bank and Trust. We have nominal loan growth for the year ending 2005 of $2.7 million, which excludes the $15 million loan growth at Lima. Although this $3 million loan growth is not a significant number, it needs to be put in the context of our recovery. Loans declined at State Bank and Trust by 95 million from year-end 2002 to year-end 2003 as we exited the Ohio markets - Eastern Ohio markets.

                  During 2004, we began to stabilize this loan loss, as loans declined by 12 million. We believe this trend has bottomed out, given the nearly $3 million increase in 2005. The efficiency of the bank is being aggressively worked to improve it to peer numbers. We can now adjust our banking support structure, since we know the requirements from the Exchange Bank acquisition.

                  At this time, I will turn the call over to Duane Sinn, our CFO. For those of you that have not had the opportunity to meet Duane, he has been with Rurban for 15 years. In this time, he has worked in RDSI. He served as the controller of the organization and most recently was responsible for asset and liability management, budgeting and pricing functions within Rurban. He provides us with a wide range of experiences and a very detailed knowledge of accounting and finance.

                  Duane will now provide some additional details on our financial information. And he will provide a focus on the Exchange Bank transaction. Duane?

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Duane Sinn:       Thank you, Ken and good afternoon.

                  As Ken has mentioned, 2005 has been challenging from an earnings perspective. I will focus the majority of my comments on the 2005 year-to-date financials for the company.

                  I'll start with some high-level financial highlights of the Exchange Bank acquisition that we closed at the end of 2005. Total assets that were brought over were 84.6 million. The components of these assets and liabilities are 16.7 million in securities, 57.1 million in loans, 5.4 million in goodwill,
                  68.1 million in deposits, 3.5 million in FHLB advances, and
                  12.2 million in equity. At year end, total risk-based capital ratio was 13.85 percent, with a tier-one leverage ratio of
                  8.19 percent.

                  Ken previously mentioned that we have 1.7 million of nonperforming assets, or about two percent of total assets. We have established a $1.3 million allowance for these loans, which is 2.34 percent of total loans. The acquisition of the Exchange Bank will bring additional growth opportunities and a very good net interest margin that, as of December 31st, 2005, was 4.3 percent.

                  Let's transition to Rurban, and I will highlight 2005 for you.

                  Net income for 2005 fiscal year end was 673,000, or 15 cents per share. As Ken has mentioned, the large items impacting 2005 were the loan sale, additional reserves, professional fees, acquisition expenses, and increasing technology expenses at RDSI, our technology company. Net interest income for 2005 was 12.1 million and relatively flat compared to the 2004 results. And net interest margin for Rurban was 3.14 percent for 2005, compared to 3.19 percent for 2004.

                  Some of the items that negatively impacted the net interest margin in 2005 were the flat yield curve, change in mix of loan versus investments in the first half of 2005, and the high level of nonperforming loans throughout the year. The good news is that the net interest margin

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                  improved by eight basis points in the fourth quarter 2005 when compared to the third quarter of 2005. This was achieved by increasing earning assets by approximately 12.9 million within the quarter.

                  This increase in earnings assets was primarily driven from two areas. First was due to the increase in loans in the Lima market, and the second was a function of a small municipal securities leverage. The margin was also positively impacted by the improving asset quality in numbers, as several loans were taken off non-accrual late in the fourth quarter.

                  The loan-loss provision for the year was 583,000 and includes the additional reserve of 440,000 on the one specific loan, as well as several recoveries on previously charged off loans and our loans workout subsidiary. Total non-interest income was
                  17.5 million in 2005 and includes the 499,000 loss in the sale of loans in the fourth quarter. Excluding the loss on the sale of loans, non-interest income increased 1.3 million, or 7.7 percent. This growth was primarily due to increased data service fees from our data processing company, RDSI, as fee income from this subsidiary increased by 1.3 million, or 13 percent from 2005, when compared to 2004. Trust fees totaled
                  3.1 million for 2005, which also represents a 91,000 or three percent increase over 2004.

                  Total non-interest expenses was 28.2 million in 2005, compared to 25.3 million in 2004, which represents a 2.9 or 11 percent increase. This year-over-year increase is due to increased expenses of $1.3 million at RDSI, one million in operating expenses related to the Lima branches, 478,000 increase in professional fees associated with the loan workout efforts, acquisition cost of 210,000 and a branch-expansion optimization study of 95,000.

                  These items total 3.1 million and, when compared to the 2.9 million increase year over year, provides insight into the recent reductions that have been taking place at the lead bank. Approximately 1.5 million of these expenses are non-reoccurring items. These non-reoccurring items include approximately one million of professional fees associated with the loan workout

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                  subsidiary, merger-related costs of 210,000, charges
                  associated with the write-down of one OREO property of 150,000, and the brand - and the branch-optimization study of 95,000.

                  At this time, I'll turn the WebCast back over to Ken.

Ken Joyce:        OK. Well, thank you, Duane. We have made several staffing
                  changes in our banking structure that will be the keys to our success in 2006. We have named Mark Klein as President and CEO of State Bank and Trust. Mark is well known to those of you in the Defiance market, as he joins us from serving 29 years with Sky Bank or its predecessors.

                  Going to ask Mark to provide a few comments here on what his emphasis will be at State Bank and Trust. Mark?

Mark Klein:       Thank you very much, Ken. It is a pleasure to be with you here today. I'm excited to join Rurban, and I look forward to contributing to the success of the organization.

                  State Bank and Trust is an excellent organization, with a rich history of service to its clients and the community. I intend to continue that tradition, while bringing a new, aggressive sales approach to Sate Bank and Trust.

                  We're implementing very specific goals for each of the departments and employees of the bank. We are implementing some organizational changes to better focus the sales force on the market and its goals.

                  In February, we'll be introducing an incentive plan that provides direct rewards for all employees meeting their goals. These efforts, combined with a comprehensive marketing program and effective coaching, will transition the organization from recovery to growth.

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                  Ken, I'll turn it back over to you. But I'll just - I'll be available afterward for questions and answers.

Ken Joyce:        OK. Thank you, Mark. At Exchange Bank, Hank Thiemann was named
                  President and CEO, and Mike Bogdan as Senior Lender. Hank has been an executive with Rurban for seven years, holding a number of key positions before being named to Exchange Bank.
                  Mike was the manager of a small-business lending group for a regional bank in the Toledo market before joining Exchange
                  Bank.

                  We've also recently brought in Steve Orin to run our mortgage business across the banks. Steve is a veteran of the mortgage markets, with a great track record. And he is charged with bringing our mortgage offerings and servicing to the best of breeds in each of our markets.

                  Our trust company, Reliance Financial Services, continues to perform well. And we reported the most profitable year in its history. Reliance's growth and profit is based upon growing its revenue by expanding its offerings of new products and services to its clients and controlling its expenses.

                  In closing, I want to emphasize that our goal this year was to introduce initiatives that will position us for growth. We have transitioned into higher growth markets, acquired some talented managers and sharply reduced our level of problem loans. We see increasing signs that these initiatives are beginning to show positive trends on a month-to-month basis. And we believe that we shall see more favorable results and be able to share these with you during the course of 2006.

                  At this time, I'll turn the conference call back to Valda, who will open it up for questions from our investment community. Valda?

Valda Colbart:    Thank you, Ken. It's now time for the question-and-answer
                  session.

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                  If you are using a speakerphone, please pick up the handset before pressing any numbers. If you have a question, we would like for you to press star one on your push-button telephone. That's star one if you have a question. And if for some reason someone asks that question that you would like to, and you need to withdraw that question, just press star two. So again if you have a question, please press star one on your push-button telephone, and we'll take the questions in the order that they are received. We'll stand by for just a few moments.

Operator:         And we'll take our first question from Ross Haberman with
                  Haberman Funds.

Ross Haberman:    How are you?  How are you, gentlemen?

Ken:              How you doing, Ross?

Duane:            Hi, Ross.

Ross Haberman:    Duane, I got a little lost on your - on your description of the nonrecurring items. I think you said, out of the - it was for the year, 3.1, in terms of, I guess, extraordinary expenses?

Duane Sinn:       Yes.  That's comparing 2005 to 2004.

Ross Haberman:    Right.

Ken: Actually, there's about 1.5. The 3.1 is the - basically an explanation of how the expenses went up. So.

Ross Haberman:    Right.

Ken:              Duane has the details there of the non-reoccurring.


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Ross Haberman:    And you're saying of the 3.1, half of that was nonrecurring?

Duane Sinn:       Well, let's just review those a little bit, Ross. The
                  non-reoccurring items is the million dollars in professional fees ...

Ross Haberman:    Right.

Duane Sinn:       ... associated with the loan workout ...

Ross Haberman:    Right.

Duane Sinn:       ... another 210,000 in merger-related costs, OREO write-downs of 150,000, and the branch optimization, which is another
                  95,000. So ...

Ross Haberman:    OK.

Duane Sinn:       ... in summary, we're at about a million 450, or a million five.

Ross Haberman:    OK. OK and how much of that is how much of the million five and/or the 3.1 million was in the fourth quarter?

Duane Sinn:       Well, the OREO write-down of 150,000 was all in the fourth quarter.

Ross Haberman:    Right.

Duane Sinn:       The branch optimization, which is another 95,000, happened in the fourth quarter. The merger-related costs - the cost - a little bit of the 210 happened in the - in the third quarter.
                  And

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                  really, the professional fees associated with the loan workout subsidiary of $1 million was spread over the course of the year. They might have been a little bit heavier in the last half of the year. So we're probably talking 350 in professional fees, 200,000 in merger-related costs, which gets us up to 550; and the OREO property of 150 is about 700 - so, little bit over 700,000.

Ross Haberman:    In the fourth quarter?

Duane Sinn:       Yes.

Ross Haberman:    OK.

Ross Haberman:    OK.

Ken:              Ross, those are horsetag numbers, so ...

Duane:            Yes.

Ross Haberman:    I got you. OK, thank you.

Ken:              OK, thank you.

Valda Colbart:    Thank you Ross.

Operator:         And as a reminder, it is star one at this time if you would like to ask a question. We'll take our next question from George Geissbuhler, with Sweeney Cartwright & Company.

George Geissbuhler:  Hi, guys.

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Ken:              How you doing, George?

Valda:            George.

Duane:            George.

George Geissbuhler:   Real good. Ken, just one general question - this package
                      deal you had in last year, the 8.4 million ...

Ken Joyce:        Yes?

George Geissbuhler:   ... do you think you're done doing package deals like
                      that? Or is there still a shot that this next year or two you might have to do another one of those? What's that looking like ...

Ken Joyce:        No, we've cleaned out the portfolio, in terms of any loans that we intend to sell at this point.

George Geissbuhler:   OK.

Ken Joyce:        We're down to about 3.7 in the workout company. Probably about a million and a half of that's actually accruing and performing, and we expect it to pay off in the first quarter.
                  The rest of it will work itself down. And we had one piece of
                  OREO: about 2.1 million. It's very marketable, and it's been written down to a very ...

George Geissbuhler:   And that's the office building that looks like it will
                      close - that getting closer?

Ken Joyce:        It did not close then, but we expect to get that done sometime in the first or second quarter.

George Geissbuhler:   Is that local in Defiance, or is that ...


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Ken Joyce:        No, that one's actually out towards Cleveland-Westlake area.

George Geissbuhler:   OK.

Ken Joyce:        It's a medical office building.

George Geissbuhler:   I got you. That's all I had, and thanks a lot. Keep up ...

Ken Joyce:        OK.

George Geissbuhler:   ... the good work.

Ken Joyce:        Thank you.

George Geissbuhler:   Thanks a lot.

Ken Joyce:        OK.

Operator:         And as a final reminder, it is star one to ask a question.

Valda Colbart:    While we are waiting to see if there are any more questions, we would like to remind everyone: We'd be happy to e-mail you directly regarding Rurban Financial Corporation's events, earnings releases and key presentations. If you'd like to take advantage of this, please visit our Web site, at www.rurbanfinancial.net, and then click on the Investor
                  Relations button, and then e-mail alert service to sign up.

Operator:         And it appears there are no further questions at this time.


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Ken Joyce:        OK. Since that's the end of our questions, we'll wrap up the call.

                  I want to thank you for your investment in Rurban. And thank you for investing the time to listen to the progress of your company.

                  For those of you that can be available, we'd like to invite you to the annual meeting to be held in Defiance at 10 a.m. on April the 20th. There will be more information about the meeting available on our Web site, and you will be receiving information with your annual report.

                  So thank you very much. Have a good evening.

Operator:         And that does conclude today's conference call. We'd like to thank you all for your participation. Have a great day.


                                       END